Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Post-Effective Amendment No 3. to the Registration Statement (No. 333-126167) on Form S-3 of Cano Petroleum, Inc. (“Cano”) of our report dated September 8, 2006, relating to our audits of Cano’s consolidated financial statements as of June 30, 2006 and 2005, and for each of the three years in the period ended June 30, 2006, appearing in the Prospectus, which is part of this Registration Statement.

We consent to the use in this Post-Effective Amendment No 3. to the Registration Statement (No. 333-126167) on Form S-3 of Cano of our report, dated February 10, 2006, relating to our audits of the consolidated balance sheets of W.O. Energy of Nevada, Inc. and subsidiaries as of November 30, 2004 and September 30, 2005, and the related consolidated statements of operations and retained earnings and cash flows for the twelve months ended November 30, 2004 and the ten months ended September 30, 2005, appearing in the Prospectus, which is part of this Registration Statement.

We consent to the use in this Post-Effective Amendment No 3. to the Registration Statement (No. 333-126167) on Form S-3 of Cano of our report, dated July 7, 2006, relating to our audits of the historical summaries of revenues and direct operating expenses of properties acquired by Pantwist, LLC., a wholly-owned subsidiary of Cano, for the years ended December 31, 2005 and 2004, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the caption “Experts” in such Prospectus.

/s/ Hein & Associates LLP

Dallas, Texas
June 8, 2007